FORM OF PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and P/E Global LLC (“P/E Global”), intending to be legally bound, hereby agree with each other as follows:

1. The Trust hereby offers P/E Global and P/E Global hereby purchases one (1) share each of Institutional Class, Investor Class and Class A shares (each a “Share” and collectively, the “Shares”) of the P/E Global Enhanced International Fund (the “Fund”) at price per Share equivalent to the net asset value per Share of the Fund as determined on ______________, 2022.

2. The Trust hereby acknowledges receipt from P/E Global of funds in the amount of $30 in full payment for the Shares.

3. P/E Global represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [  ], 2022.

THE RBB FUND TRUST

By:
Name:	James G. Shaw
Title	Chief Financial Officer, Chief Operating Officer and Secretary

P/E GLOBAL LLC

By:
Name:
Title: